Exhibit 10.4

MONTAUK RENEWABLES, INC.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(Employees)

Montauk Renewables, Inc. (the “Company”) hereby grants to the Participant the number of Restricted Stock Units (“RSUs”) set forth below under the Montauk Renewables, Inc. Equity and Incentive Compensation Plan (the “Plan”). The RSUs are subject to all of the terms and conditions in this Notice of Grant of Restricted Stock Units (this “Grant Notice”), in the Restricted Stock Units Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or Agreement and the Plan, the terms of the Plan shall govern.

Participant:	[Name]

Type of Grant:	Restricted Stock Units

Date of Grant:	[Grant Date]

Number of RSUs:	[#]

Vesting Schedule:

Subject to the conditions set forth in the Agreement, including but not limited to the Participant’s continuous service employment with the Company or a Subsidiary until the applicable vesting date, [100% of the RSUs shall become vested on the first anniversary of the Date of Grant].

MONTAUK RENEWABLES, INC.

Restricted Stock Units Agreement

Montauk Renewables, Inc. (the “Company”) has granted, pursuant to the Montauk Renewables, Inc. Equity and Incentive Compensation Plan (the “Plan”), to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement is attached (together with the Grant Notice, the “Agreement”) an award of Restricted Stock Units as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1. Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

2. Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant, as of the Date of Grant, the number of RSUs set forth in the Grant Notice. Each RSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3. Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4. Vesting of RSUs.

(a)

The RSUs shall vest in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the last vesting date, the “Vesting Period”). Any RSUs that do not so become vested will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Participant ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Participant’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)

Notwithstanding Section 4(a) above, the RSUs shall become vested, nonforfeitable and payable to the Participant pursuant to Section 5 hereof upon the occurrence of any of the following events in the following manner:

(i)

All of the RSUs shall become vested, nonforfeitable and payable to the Participant upon termination of the Participant’s employment by reason of the Participant’s: (A) death; (B) Disability; or (C) Retirement; provided however, that any such accelerated vesting pursuant to this Section 4(b)(i)(C) on account of the Participant’s Retirement shall only apply to a pro-rated portion of such RSUs based on the number of full calendar months in the Vesting Period during which the Participant was employed prior to the Retirement.

(ii)

All of the RSUs shall become vested, nonforfeitable and payable to the Participant upon termination of the Participant’s employment by the Company or a Subsidiary without Cause prior to the end of the Vesting Period.

(iii)	In the event of a Change in Control that occurs prior to the end of the Vesting Period, the RSUs shall become nonforfeitable and payable as provided in Section 4(c) below.

(c) (i)

Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the RSUs, and while the Participant is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the RSUs will become vested, nonforfeitable and payable to the Participant in accordance with Section 5 hereof, except to the extent that a Replacement Award is provided to the Participant in accordance with Section 4(c)(ii) to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”).

(ii)

For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Board or Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)	If, after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause during the remaining vesting period for the Replacement Award, the Replacement Award shall become vested, nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination.

(iv)

If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested and nonforfeitable at the time of such Change in Control.

(d)	For purposes of this Agreement, the following definitions apply:

(i)

“Cause” shall mean “Cause” (or a term of substantively similar meaning) as defined in an individual employment agreement then in effect between the Participant and the Company or any Subsidiary (an “Employment Agreement”) or as set forth in an executive severance plan in which the Participant participates, if any in each case, or, if the Participant does not then have an effective Employment Agreement or participate in such executive severance plan (or such Employment Agreement or plan does not define “Cause”), then (A) the Participant’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (B) the Participant’s willful misconduct in the performance of the Participant’s duties to the Company or its Subsidiaries and failure to cure such breach within thirty days following written notice thereof from the Company; (C) the Participant’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty days following written notice thereof from the Board; or (D) the Participant’s willful breach of fiduciary duty to the Company or its Subsidiaries. Any failure by the Company or a Subsidiary to notify the Participant after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

(ii)

“Disability,” “Disabled,” (or similar terms) shall mean a circumstance in which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and otherwise satisfies the requirements to be disabled under Section 409A of the Code. For the avoidance of doubt, the Participant’s employment with the Company or a Subsidiary shall terminate immediately upon the Participant becoming Disabled.

(iii)	“Retirement” means the Participant’s termination of employment after attaining age 60 with at least ten (10) years of continuous employment or service with the Company or a Subsidiary.

5. Form and Time of Payment of RSUs.

(a)	Payment for the RSUs, after and to the extent they have become vested and nonforfeitable, shall be made in the form of shares of Common Stock.

(b)

With respect to RSUs granted to a Participant who will not become eligible for Retirement at any time during the Vesting Period, payment for such RSUs shall be made as soon as administratively practicable following (but no later than thirty (30) days after) the date that the RSUs vest and become nonforfeitable pursuant to Section 4 hereof and in all events within the short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4).

(c)

With respect to RSUs granted to a Participant who may become eligible for Retirement at any time during the Vesting Period, payment for such RSUs, if any, that are vested as of such date as determined in accordance with Section 409A of the Code (less RSUs, if any, which became vested and were paid on an earlier date) shall be made on (or within thirty (30) days after) the earliest of the following dates that follows the date on which the RSUs become vested:

(i)	the last day of the Vesting Period;

(ii)

the date that the Participant experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (including by reason of the Participant’s Retirement or Disability); provided, however, that if the Participant is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then payment for the RSUs shall be made on the earlier of the (A) first day of the seventh month after the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code; or (B) the Participant’s death;

(iii)

the date of a Change in Control that constitutes a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code (such circumstances, a “409A Change in Control”); provided, that if a Change in Control occurs and it does not constitute a 409A Change in Control, payment for the RSUs shall not be made until the occurrence of the next event set forth in this Section 5(c); and

(iv)	the date of the Participant’s death.

(d)

Except to the extent provided by Section 409A of the Code and permitted by the Board or the Committee, no shares of Common Stock may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.

(e)	The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of shares of Common Stock corresponding to such RSUs.

6. Dividend Equivalents; Voting and Other Rights.

(a)

The Participant shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.

(b)

From and after the Date of Grant and until the earlier of (i) the time when the RSUs become vested and nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Participant’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are settled.

(c)

The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7. Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment, including as provided in Section 11 of the Plan.

8. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Participant of shares of Common Stock or any other payment to the Participant or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Participant with respect to any payment provided to the Participant hereunder, and the Participant shall be responsible for any taxes imposed on the Participant with respect to any such payment.

9. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10. Restricted Activity. The Participant’s entitlement to the RSUs is expressly conditioned upon the Participant’s covenants regarding intellectual property, confidentiality, not to compete and not to solicit as provided herein. In its sole discretion, the Committee or its delegatee may amend or waive the provisions of this Section 10, in whole or in part, to the extent necessary or advisable to comply with applicable laws, as determined by the Committee (or its delegatee). In consideration of the Company’s grant of the RSUs to the Participant, the Participant agrees to comply with the limitations set forth in this Section 10.

(a)	Ownership and Protection of Intellectual Property and Confidential Information.

(i) The Participant acknowledges and agrees that all information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by the Participant, individually or in conjunction with others, during the Participant’s employment by the Company or any of its Affiliates, both during and after the Participant’s employment with the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information, and all writings or materials of any type embodying any of such items (collectively, “Work Product”), are the sole and exclusive property of the Company or a Company Affiliate, as the case may be, and shall be treated as “work for hire.” The Participant does hereby assign to the Company all right, title, and interest that the Participant has in any Work Product to the Company. It is recognized that the Participant is an experienced employee in the business of the Company and its Affiliates and through his or her prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this paragraph.

(ii) The Participant shall promptly and fully disclose, in writing, all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the term of the Participant’s employment) to establish, confirm and protect the Company’s and/or its Affiliates’ right, title and interest in such Work Product. Without limiting the generality of the foregoing, the Participant agrees to assist the Company, at the Company’s expense, to secure the Company’s and its Affiliates’ rights in the Work Product in any and all countries, including the execution by the Participant of all applications and all other instruments and documents which the Company and/or its Affiliates shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its Affiliates the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of the Participant’s mental or physical incapacity or for any other reason (including the Participant’s refusal to do so after request therefor is made by the Company) to secure the Participant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its Affiliates pursuant to paragraph (a)(i) above, then the Participant by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney-in-fact to act for and in the Participant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by the Participant. The Participant agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its Affiliates.

(iii) The Participant acknowledges that the businesses of the Company and its Affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its Affiliates use in their business to obtain a competitive advantage over their competitors. The Participant further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its Affiliates in maintaining their competitive position. The Participant acknowledges that by reason of the Participant’s duties to, and association with, the Company and its Affiliates, the Participant has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company and its Affiliates. The Participant hereby agrees that the Participant will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its Affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. The Participant shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (A) it is required by law or by a court of competent jurisdiction or (B) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which the Participant’s legal rights and obligations as an employee under this Agreement are at issue; provided, however, that the Participant shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company or its Affiliates an opportunity (which the Participant will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its Affiliates would not be considered confidential to the Company and its Affiliates.

(iv) The Participant shall promptly deliver to the Company all written materials, records, and other documents made by, or coming into the possession of, the Participant during the period of the Participant’s employment by the Company which contain or disclose confidential business information or trade secrets of the Company or its Affiliates, or which relate to the Participant’s Work Product described in paragraph (a)(i) above, which shall be and remain the property of the Company, or its Affiliates, as the case may be. Upon termination of the Participant’s employment for any reason, the Participant shall promptly deliver the same, and all copies thereof, to the Company.

(v) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)	Covenant Not To Compete.

(i) In the event the Participant breaches his or her obligations to the Company as provided herein, the Company shall have no obligations to the Participant with respect to the RSUs, and this Agreement and the RSUs subject thereto shall be null and void.

(ii) In consideration for the Company’s grant of the RSUs to the Participant, the Participant agrees that, during the Participant’s employment with the Company or a Subsidiary and for a period of one year following the date of termination of the Participant’s employment with the Company and its Subsidiaries (the “Non-Compete Period”), he or she will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its Affiliates engages in or is planning to engage in during the term of the Participant’s employment with the Company or any Affiliate of the Company, as evidenced by the books and records of the Company or its Affiliates, including but not limited to, owning and operating renewable natural gas and electric operations and facilities (the “Business”). Such restriction shall cover the Participant’s activities anywhere in the contiguous United States or within a 100-mile radius of any and all Company location(s) in, to, or for which the Participant worked, or to which the Participant was assigned or had any responsibility (either direct or supervisory) as of the date of termination of the Participant’s employment and at any time during the two (2) year period prior to such date.

(iii) During the Non-Compete Period, the Participant will not solicit or induce any person who is or was employed by any of the Company or its Affiliates at any time during such term or period (A) to interfere with the activities or businesses of the Company or any of its Affiliates or (B) to discontinue his or her employment with the Company or any of its Affiliates.

(iv) During the Non-Compete Period, the Participant will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its Affiliates to divert their business to any competitor of the Company or any of its Affiliates or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its Affiliates (including, without limitation, making any negative statements or communications about the Company and its Affiliates). During such Non-Compete Period, the Participant will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its Affiliates, prior to the Participant’s date of termination of employment, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its Affiliates, or has planned, discussed or contemplated making such an acquisition proposal (such business, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its Affiliates.

(v) The Participant understands that the provisions of this Section 10(b) may limit his or her ability to earn a livelihood in a business in which he or she is involved, but as a member of the management group of the Company and its Affiliates he or she nevertheless agrees and hereby acknowledges that: (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any its Affiliates; (B) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (C) the consideration provided hereunder, including without limitation, the grant of the RSUs, is sufficient to compensate the Participant for the restrictions contained in this Section 10(b). In consideration of the foregoing and in light of the Participant’s education, skills and abilities, the Participant agrees that Participant will not assert that, and it should not be considered that, any provisions of this Section 10(b) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(vi) If, at the time of enforcement of Sections 10(a) or (b) of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Participant acknowledges that he or she has access to the Company’s and its Affiliates’ confidential business information. The Participant therefore agrees that the remedy at law for any breach by him or her of any of the covenants and agreements set forth in Sections 10(a) or (b) will be inadequate and that in the event of any such breach, the Company and its Affiliates may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting the Participant (together with all those persons associated with him or her) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by the Participant of this Section 10(b), the Non-Compete Period set forth in this paragraph shall be tolled until such breach or violation has been cured.

(vii) Each of the covenants of Sections 10(a) and (b) are given by the Participant as part of the consideration for the grant of RSUs to be received by the Participant under this Agreement and as an inducement to the Company to grant such award and accept the obligations thereunder.

(viii) Notwithstanding the foregoing, nothing in this Section 10(b) shall apply to residents of California.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

11. Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Participant shall remain solely liable for any and all tax consequences associated with the RSUs.

12. Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

13. No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any related payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement will confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or adjust the compensation of the Participant.

14. Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

15. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the Participant’s rights with respect to the RSUs without the Participant’s written consent, and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

16. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17. Relation to Plan. The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).

18. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-

line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20. Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

21. Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

MONTAUK RENEWABLES, INC.

By:

Name:
Title:
Date:

Participant Acknowledgment and Acceptance

By:

Print Name:
Date:

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